February 11, 2021	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth-Quarter and Full-Year 2020 Results
Provides 2021 Base EPS and Cash Flow Guidance

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its fourth quarter and full year, both ending December 31, 2020.
Fourth-Quarter and Full-Year Highlights
•Fourth-quarter 2020 GAAP loss per diluted share was $(0.12), compared with GAAP earnings per diluted share of $0.44 in 2019. Full-year 2020 GAAP earnings per diluted share were $2.05, compared to $2.88 in 2019.
•2020 fourth-quarter results include net after-tax charges of $0.94 per diluted share. The main components of these charges were $0.56 related to non-cash asset impairments and $0.17 from the loss on the divestiture of the Company's Europe contract packaging business. Additionally, the net charges include restructuring, non-operating pension and acquisition/divestiture costs. Prior-year results included net after-tax charges of $0.31 per diluted share mostly due to asset impairments, restructuring actions, non-operating pension costs and acquisition costs.
•Base net income attributable to Sonoco (base earnings) for the quarter was $0.82 per diluted share, compared with $0.75 in 2019. Full-year 2020 base earnings per diluted share were $3.41, compared to $3.53 in 2019. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided fourth-quarter and full-year 2020 base earnings guidance of $0.70 to $0.80 and $3.29 to $3.39 per diluted share, respectively.
•Fourth-quarter 2020 net sales were $1.38 billion, up from $1.31 billion in 2019. Full-year 2020 net sales were $5.24 billion, compared to $5.37 billion in 2019.
•Full-year cash flow from operations was $705.6 million in 2020, compared with $425.9 million in 2019. Free cash flow in 2020 was $349.3 million, compared with $74.3 million in 2019. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On November 30, 2020, Sonoco sold its Europe contract packaging business, part of the Display and Packaging segment, for $120 million in cash, net of working capital and other adjustments.
First-Quarter and Full-Year 2021 Guidance
•Base earnings for the first quarter of 2021 are estimated to be in the range of $0.80 to $0.90 per diluted share, compared to $0.94 per diluted share in the first quarter of 2020.
•Full-year 2021 base earnings are expected to be in the range of $3.40 to $3.60 per diluted share.
•Full-year 2021 cash flow from operations and free cash flow are expected to be between $570 million to $600 million and $270 million to $300 million, respectively. See details later in this release which include a change to the definition of free cash flow.
•The Company will change its operating and reporting structure in 2021 and will begin to report its results in two segments, Consumer Packaging and Industrial Paper Packaging. The Company's remaining businesses which will primarily consist of our healthcare and protective packaging businesses will be reported as "All Other" in our future earnings releases and financial statements. The Company has determined this reporting structure appropriately represents the management of its business portfolio going forward.
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Note: First-quarter and full-year 2021 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: gains or losses on the sale of businesses or other assets, restructuring actions, asset impairment charges, acquisition/divestiture costs, certain income tax related events and other items. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments
Commenting on the Company’s full-year and fourth-quarter results, Sonoco President and Chief Executive Officer Howard Coker said, "2020 was both a test of our resolve as a Company and a testament to the strength of our people. Despite the impact of the pandemic-induced global recession, we quickly refocused operations on accelerating production of food packaging to meet consumers' growing preference for at-home eating, while making adjustments in our industrial-related and protective packaging businesses in response to demand swings. We developed vitally needed temperature-assured packaging to begin shipping life-saving vaccines and therapeutic drugs to combat the spread of the coronavirus, and we further improved our portfolio by acquiring Can Packaging, a French designer and manufacturer of sustainable paper packaging and related equipment, while divesting our lower-margin Europe contract packaging business.

"In the fourth quarter, our businesses performed well as we exceeded the high end of our base earnings guidance and volume/mix drove a 4 percent improvement in sales growth. Some of this is the impact of two additional days in the current-year quarter, but a strong volume/mix improvement, nonetheless. Our Consumer Packaging segment achieved a 47 percent improvement in operating profit for the quarter, reflecting continued strong food packaging demand, while our Paper and Industrial Converted Products segment reported another sequential improvement in operating profit, although year-over-year results were off by 28 percent. In our Protective Solutions segment, we achieved a 42 percent improvement in operating profit driven by strong customer demand, while our Display and Packaging segment's results were modestly lower due to the divestiture of our Europe contract packaging business. Overall, the Company's bottom line results benefited from strong productivity and positive sales volume/mix. These positive factors were partially offset by a negative price/cost relationship, stemming from higher year-over-year recovered paper costs which primarily impacted our Paper and Industrial Converted Products segment, and increased interest expense.

"Finally, we achieved record cash flow from operations and free cash flow in 2020 reflecting our solid earnings performance and disciplined focus on managing working capital. Sonoco maintains a strong liquidity position and repaid $442 million of debt during the fourth quarter to further support our investment-grade credit rating. Our strong cash flow and balance sheet provide us the flexibility to invest in growing our business both organically and through acquisitions while continuing to return cash to our shareholders through dividends, including our recently announced 4.7 percent increase."
Fourth-Quarter Review
Net sales for the fourth quarter were $1.4 billion, an increase of $67.5 million, or 5.2 percent, from last year’s quarter. Sales grew during the quarter due to strong volume gains, higher selling prices and acquisition sales net of divestitures. Because of the Company's accounting calendar, the fourth quarter of 2020 included two additional days when compared to the prior year quarter.

The GAAP net loss attributable to Sonoco in the fourth quarter was $(11.6) million, or $(0.12) per diluted share, a decrease of $56.5 million, compared with GAAP net income of $44.9 million, or $0.44 per diluted share, in 2019. Base earnings in the fourth quarter were $83.0 million, or $0.82 per diluted share, an increase of $6.6 million, compared with $76.4 million, or $0.75 per diluted share, in 2019. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture costs, non-operating pension costs, certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

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Fourth-quarter GAAP results include after-tax charges of $94.7 million, or $0.94 per diluted share, including non-cash asset impairments totaling $56.8 million, or $0.56 per diluted share, of which $55.6 million, or $0.55 per diluted share, was taken against the Company's perimeter-of-the store thermoforming operations. Additionally, the Company recognized a $17.5 million,or $0.17 per diluted share, after-tax loss on the sale of the Europe contract packaging business, which included tax expense of $3.0 million. The remainder of the total after-tax charges relate to restructuring, non-operating pension and acquisition/divestiture costs. In the fourth quarter of 2019, GAAP earnings included charges totaling $31.5 million or $0.31 per diluted share, after tax, related to asset impairments, restructuring expenses, non-operating pension costs and acquisition costs.

Gross profits were $274.8 million in the fourth quarter, an increase of $27.9 million or 11.3 percent, compared with $246.9 million in the same period in 2019. Gross profit as a percentage of sales improved to 20.0 percent, compared to 18.9 percent in 2019. The improvement in gross profit was driven by strong productivity results and increased volume. Fourth-quarter GAAP selling, general and administrative expenses increased $21.3 million from the prior year to $157.1 million. This higher amount was driven by the timing of compensation expense increases and the addition of expenses at acquired businesses which were partially offset by cost savings related to the pandemic.

Segment Review
Sonoco reports its financial results in four segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition/divestiture costs, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both paperboard and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth-quarter 2020 sales for the segment were $616.1 million, compared with $559.6 million in 2019. Segment operating profit was $68.7 million in the fourth quarter, compared with $46.6 million in the same quarter of 2019.

Fourth-quarter 2020 segment sales increased 10.1 percent compared to the prior-year's quarter driven by an almost 6 percent improvement in volume/mix, and sales added from the December 2019 acquisition of Thermoformed Engineered Quality (TEQ) and the August 2020 acquisition of Can Packaging. These increases were partially offset by lower selling prices. Sales in Global Rigid Paper Containers increased more than 12 percent, the vast majority of which was driven by higher volume due to consumers' growing preference for at-home meals. Flexible Packaging experienced almost 3 percent improvement in volume/mix also driven by strong demand for at-home meals which was partially offset by lower sales in the confection market due to pandemic-reduced convenience store foot traffic. Global Rigid Plastics sales increased from the acquisition of TEQ, partially offset by lower selling prices, while volume gains in food packaging were offset by lower industrial product volumes and a negative mix of business. Segment operating profit increased 47.3 percent compared to the prior-year quarter as strong productivity gains, improved volume/mix and the impact of acquisitions more than offset a negative price/cost relationship. Overall, segment operating margin increased by 281 basis points to 11.1 percent driven by the previously mentioned productivity gains.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth-quarter 2020 sales for this segment were $109.4 million, compared with $136.7 million in 2019. The segment reported an operating profit of $5.8 million in the current quarter, compared with an operating profit of $6.5 million in the prior year.

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Sales declined 20.0 percent compared to the prior year’s quarter mostly due to the divestiture of our Europe contract packaging business, along with lower seasonal retail point-of-purchase display activity stemming from the impact of the pandemic on in-store promotions.

Segment operating profit declined $0.7 million due primarily to the Europe contract packaging divestiture. Productivity improvements helped increase segment operating margin to 5.3 percent from 4.7 percent in the prior-year's period.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cores and cones; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.

Fourth-quarter 2020 sales for the segment were $509.1 million, up from $491.5 million in 2019. Segment operating profit was $36.0 million in the fourth quarter, compared with $50.0 million in 2019.

Segment sales increased 3.6 percent from the prior-year's quarter driven by an almost 2 percent improvement in volume/mix and higher selling prices. Global paperboard and corrugated medium demand improved slightly during the quarter offset by reduced recycled pulp international sales. Globally tube, core and cone volume/mix improved slightly in the quarter as demand growth in Europe, Asia, and Brazil, was only partially offset by a decline in demand in the U.S. and Canada.

Segment operating profit declined 28.0 percent from the prior year's quarter as strong productivity improvements and positive volume/mix were more than offset by a negative price/cost relationship stemming from increased recovered paper prices and higher operating costs. Segment operating margin declined 310 basis points to 7.1 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and molded foam protective packaging and components; and temperature-assured packaging.

Fourth-quarter 2020 sales were $141.7 million, up $20.7 million from 2019. Operating profit was $15.6 million, compared with $10.9 million in the fourth quarter of 2019.

Segment sales increased 17.1 percent from the prior-year's quarter due primarily to a nearly 16 percent improvement in volume/mix stemming from strong demand for temperature-assured, fiber-based and molded foam protective packaging. Segment operating profit improved 42.5 percent due to strong volume/mix and productivity improvements partially offset by a negative price/cost relationship and higher operating costs. Segment operating margin was 11.0 percent for the quarter, up from 9.0 percent in the prior year.

Corporate/Tax
Net interest expense for the fourth quarter of 2020 increased to $18.8 million, compared with $15.5 million during the same period in 2019, primarily due to the impact of higher debt balances but partially offset by lower interest rates. The 2020 fourth-quarter effective tax rates on GAAP and base earnings were (40.9) percent and 23.5 percent, respectively, compared with 26.6 percent and 23.2 percent, respectively, in the prior year’s quarter. The GAAP effective tax rate was negative in the current quarter due to the sale of the Company’s Europe contract packaging business and is not meaningful given the Company's near-breakeven results for the quarter.

2020 Full-Year Results
2020 net sales were $5.24 billion, a decline of $136.8 million, compared with $5.37 billion in 2019. Sales were down 2.5 percent for the year as additions from acquisitions, net of divestitures, were more than offset by a negative volume/mix and lower selling prices.

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GAAP net income attributable to Sonoco for 2020 was $207.5 million or $2.05 per diluted share, compared with $291.8 million or $2.88 per diluted share in 2019. GAAP earnings in 2020 included after-tax charges totaling $138.0 million, or $1.36 per diluted share, largely driven by asset impairments, restructuring costs and non-operating pension costs. For the year, the Company recognized an after-tax gain of $2.9 million on the sale of the Europe contract packaging business, which included a tax benefit of $17.4 million, primarily from the third quarter write-down of a deferred tax liability on goodwill, recognized at the time the Company treated the operations as being "held for sale". GAAP earnings in 2019 included $0.65 per diluted share of after-tax charges largely related to restructuring and asset impairment charges, acquisition costs and non-operating pension costs partially offset by a gain related to the release of an environmental reserve.

Base earnings in 2020 were $345.5 million, or $3.41 per diluted share, compared with $357.2 million, or $3.53 per diluted share, in 2019, a 3.3 percent decrease, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) 2020 gross profit was $1,046.3 million, compared with $1,057.8 million in 2019. Gross profit as a percentage of sales in 2020 was 20.0 percent, compared with 19.7 percent in 2019. GAAP selling, general and administrative expenses decreased $2.4 million driven by a significant focus across the Company on reducing controllable costs as well as the pandemic's impact on lower travel, employee medical and other expenses. These efforts were partially offset by the addition of expenses from acquisitions as well as the one-time gain in the prior year related to an environmental reserve release.

2020 Cash Flow and Free Cash Flow
For 2020, cash generated from operations was $705.6 million, compared with $425.9 million in 2019, an increase of $279.8 million. The primary driver of the increase was the approximately $165 million after-tax voluntary contribution to the Company's U.S. defined benefit pension plan in 2019 that did not recur in 2020. Cash generated from operations also improved due to the deferral of payments of the Company's portion of social security taxes, pursuant to the CARES Act and a cash tax benefit taken in anticipation of the 2021 pension termination contributions (see 2021 Outlook later in the release).
Net capital expenditures and cash dividends were $183.7 million and $172.6 million, respectively, during 2020, compared with $181.3 million and $170.3 million, respectively, in 2019.

Free cash flow for 2020 was $349.3 million, compared with $74.3 million in the prior year, reflecting the increase in cash flow from operations discussed above. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. In 2020 free cash flow was defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of December 31, 2020, total debt was $1.70 billion, compared with $1.68 billion as of December 31, 2019. At the end of 2020, the Company had a total-debt-to-total-capital ratio of 47.1 percent, compared with 48.1 percent at December 31, 2019. Cash and cash equivalents were $564.8 million as of December 31, 2020, compared with $145.3 million at December 31, 2019. The higher cash position stems from the issuance of $600 million in 10-year 3.125 percent notes in April, which was sold in response to uncertainty in macroeconomic and debt market conditions due to the pandemic, in addition to strong operating cash flow and proceeds from the divestiture of the Company's Europe contract packaging business. These increases were slightly offset by short-term debt repayments.

Full-Year 2021 and First Quarter Outlook
The ultimate impact of the COVID-19 pandemic on Sonoco's full-year 2021 results remains uncertain. In providing guidance, the Company is assuming that global business activity will begin to return to pre-pandemic levels after mid-2021. As a result, the Company is projecting full-year 2021 base earnings to be in the range of $3.40 to $3.60 per diluted share, with a projected midpoint target of $3.50 per diluted share. The midpoint base earnings target assumes a $0.23 per share positive impact from a 2 percent increase in volume/mix sales growth, a $0.45 per share
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contribution from total productivity initiatives, and a $0.13 benefit stemming from non-operational items, including lower interest expense, a stronger dollar and other cost control actions. Offsetting these expected favorable earnings drivers are assumptions for a $0.43 per share negative price/cost relationship, primarily from higher material and operating inflation, a $0.14 decline from divested earnings of the Europe contract packaging business, net of the Can Packaging acquisition, and a drop of $0.15 per share from investments in strategic information technology systems, infrastructure and personnel, along with higher expenses for insurance, compensation and other costs. The Company is assuming a 25.4 percent annual effective tax rate and forecasts depreciation and amortization expense to be approximately $250 million.

Sonoco expects first-quarter 2021 base earnings to be in the range of $0.80 to $0.90 per diluted share, compared to $0.94 per diluted share in the first quarter of 2020, which included earnings from the divested Europe contract packaging business. Due to changes in its accounting calendar, Sonoco's first quarter is expected to benefit from five additional operating days partially offset by a higher tax rate of 26.5 percent. Due to the expected timing of certain discrete items, the Company's effective tax rate varies quarter to quarter leading to differences in our expected annual and quarterly effective tax rates.
Full-year 2021 operating cash flow and free cash flow are expected to be in a range of $570 million to $600 million and $270 million and $300 million, respectively. Beginning in 2021, the Company will exclude dividend payments from the calculation of free cash flow. This does not reflect a change in the Company's approach to providing value to shareholders through dividends but does align the Company's definition with its peer group. For comparability, 2020 free cash flow, excluding dividends, was $522.0 million, as compared to the $349.3 million, including dividends previously reported herein.

The Company’s 2021 cash flow guidance includes several key assumptions including no change in working capital balances during the year and $300 million of net capital expenditures. In addition, while the Company had a cash flow benefit of approximately $30 million from the deferral of social security tax payments in 2020, and the expectation is that half of these payments will be made in each of 2021 and 2022. The main driver of the projected higher capital spending is the previously announced Project Horizon, which will convert the Company's Hartsville corrugated medium machine to produce uncoated recycled paperboard.

In addition, the Company is moving forward with the previously announced termination of the Sonoco Pension Plan for Inactive Participants. Following completion of a limited lump sum offering early in the second quarter of 2021, the Company expects to settle all remaining liabilities under this plan through the purchase of annuities in mid-2021. The Company anticipates making additional contributions to this plan of approximately $150 million at the time of the annuity purchase and to recognize non-cash settlement charges of approximately $560 million as the lump sum payouts and annuity purchases are made. Due to inherent uncertainty in the timing and contribution amount related to this pension termination process, the Company's operating and free cash flow estimates are exclusive of this anticipated payment. While the Company cannot effectively estimate 2021 GAAP earnings, it anticipates the expected settlement charges will lead to a net GAAP loss in the second quarter and for the full-year 2021.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy, continued effects of the pandemic, and potential changes in raw material prices, other costs, and to the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

As previously mentioned, Sonoco will change its operating and reporting structure in 2021 to reflect how it will manage business operations and resources going forward. This will lead to reported results being presented in two reportable segments: Consumer Packaging and Industrial Paper Packaging. Remaining businesses will be presented in an All Other group. The Protective Solutions and Display and Packaging segments will be eliminated and their businesses moved into the remaining two segments and All Other. Changes to the Consumer Packaging segment will include moving the TEQ healthcare packaging and Industrial Plastics business units to All Other. Industrial Paper Packaging will be relatively unchanged except that the Company's fiber protective packaging business unit will be added from the former Protective Solutions reporting segment. Finally, All Other will include our healthcare
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and protective packaging businesses, including TEQ, Sonoco ThermoSafe, consumer and automotive molded foam as well as Alloyd retail security and the U.S. Display and Packaging business units.

Commenting on the Company’s 2021 outlook, Coker said, "Entering 2021, we feel good about how our balanced mix of consumer- and industrial-related businesses are progressing despite the uncertain COVID-impacted economic outlook. The positive momentum we experienced at the end of 2020 seems to be continuing into the first quarter. Our Consumer Packaging segment, which is primarily focused on food packaging, should continue to benefit from consumers' at-home eating habits. Demand in our Industrial Paper Packaging served markets continues to show sequential improvement, although we continue to face a negative price/cost relationship due to escalating year-over-year recovered paper, freight and other operating costs. In All Other, we expect solid demand in our pharmaceutical and industrial markets. We are still in the early days of providing qualified cold-chain shipping solutions for FDA-approved COVID vaccines and therapeutics to the broader public, but we expect demand to expand as last-mile distribution systems become more organized.

"We're proud of how our people have grown comfortable operating in uncomfortable times. We remain confident that Sonoco is well-positioned for when the grip of the pandemic weakens and we'll continue to invest to reinforce the long-term potential of our core businesses, while remaining committed to returning value to our shareholders."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 2547419. The archived call will be available through February 21, 2021. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.2 billion, the Company has 20,000 employees working in approximately 300 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2020 as well as being included in Barron's 100 Most Sustainable Companies. For more information, visit www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs, including the impact of potential changes in tariffs; potential impacts of the COVID-19 coronavirus on business, operations, and financial conditions; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial and business strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; expected impact and costs of resolution of legal proceedings; extent
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of, and adequacy of provisions for, environmental liabilities and sustainability commitments; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; expected impact of implementation of new accounting pronouncements; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company’s suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•success of implementation of new manufacturing technologies and installation of manufacturing equipment, including the startup of new facilities and lines;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, customer and supplier consolidation, and changes in competitors' pricing for products;
•financial conditions of customers and suppliers;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•inventory management strategies of customers;
•timing of introduction of new products or product innovations by customers;
•collection of receivables from customers;
•ability to improve margins and leverage cash flows and financial position;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
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•fluctuations in interest rates and our borrowing costs;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•timing of funding pension and postretirement benefit plan obligations;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•the adoption of new, or changes in, accounting standards or interpretations;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws, including income, sales and use, property, value added, employment, and other taxes;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•failures of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;
•substantially lower than normal crop yields;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•changing consumer attitudes toward plastic packaging;
•ability to meet sustainability targets and challenges in implementation;
•changing climate, climate change regulations and greenhouse gas effects;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;
•international, national and local economic and market conditions and levels of unemployment;
•economic disruptions resulting from terrorist activities and natural disasters; and
•accelerating inflation.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, www.sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 10
References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 11

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net sales	$1,376,348	$1,308,850	$5,237,443	$5,374,207
Cost of sales	1,101,592	1,061,963	4,191,104	4,316,378
Gross profit	274,756	246,887	1,046,339	1,057,829
Selling, general and administrative expenses	157,063	135,771	528,439	530,867
Restructuring/Asset impairment charges	85,947	29,238	145,580	59,880
Loss on disposition of a business	14,516	—	14,516	—
Operating Profit	17,230	81,878	357,804	467,082
Non-operating pension costs	7,510	5,912	30,142	24,713
Net interest expense	18,759	15,510	72,070	61,603
(Loss)/Income before income taxes	(9,039)	60,456	255,592	380,766
Provision for income taxes	3,693	16,056	53,030	93,269
(Loss)/Income before equity in earnings of affiliates	(12,732)	44,400	202,562	287,497
Equity in earnings of affiliates, net of tax	1,449	931	4,679	5,171
Net (loss)/income	(11,283)	45,331	207,241	292,668
Net (income)/loss attributable to noncontrolling interests	(359)	(432)	222	(883)
Net (loss)/income attributable to Sonoco	$(11,642)	$44,899	$207,463	$291,785

Weighted average common shares outstanding – diluted	100,948	101,325	101,209	101,176

Diluted earnings per common share	$(0.12)	$0.44	$2.05	$2.88
Dividends per common share	$0.43	$0.43	$1.72	$1.70

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net sales
Consumer Packaging	$616,133	$559,552	$2,402,907	$2,333,386
Display and Packaging	109,416	136,722	475,685	554,125
Paper and Industrial Converted Products	509,084	491,545	1,877,818	1,974,739
Protective Solutions	141,715	121,031	481,033	511,957
Consolidated	$1,376,348	$1,308,850	$5,237,443	$5,374,207

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$68,650	$46,615	$290,477	$228,416
Display and Packaging	5,755	6,467	30,603	27,723
Paper and Industrial Converted Products	35,987	50,009	154,330	219,052
Protective Solutions	15,588	10,939	51,579	50,201
Restructuring/Asset impairment charges	(85,947)	(29,238)	(145,580)	(59,880)
Loss on disposition of business	(14,516)	—	(14,516)	—
Other, net	(8,287)	(2,914)	(9,089)	1,570
Consolidated	$17,230	$81,878	$357,804	$467,082

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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 12

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2020	December 31, 2019
Net income	$207,241	$292,668
Asset impairment charges/losses on disposition of assets	97,490	25,772
Depreciation, depletion and amortization	255,359	239,140
Gain on adjustment of environmental reserve	—	(10,675)
Pension and postretirement plan contributions, net of non-cash expense	17,562	(178,493)
Changes in working capital	51,465	36,863
Changes in tax accounts	(11,972)	10,757
Other operating activity	88,476	9,818
Net cash provided by operating activities	705,621	425,850

Purchase of property, plant and equipment, net	(183,663)	(181,320)
Cost of acquisitions, net of cash acquired	(49,261)	(298,380)
Proceeds from the sale of business	105,913	—
Net debt (repayments)/ borrowings	(14,195)	267,261
Cash dividends	(172,626)	(170,253)
Other, including effects of exchange rates on cash	27,776	(18,264)

Net increase in cash and cash equivalents	419,565	24,894
Cash and cash equivalents at beginning of period	$145,283	$120,389
Cash and cash equivalents at end of period	$564,848	$145,283

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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 13

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$564,848	$145,283
Trade accounts receivable, net of allowances	658,808	698,149
Other receivables	103,636	113,754
Inventories	450,691	503,808
Prepaid expenses and deferred income taxes	52,564	60,202
	1,830,547	1,521,196
Property, plant and equipment, net	1,244,110	1,286,842
Goodwill	1,389,255	1,429,346
Other intangible assets, net	321,934	388,292
Other assets	491,413	500,613
	$5,277,259	$5,126,289
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,048,428	$904,878
Notes payable and current portion of long-term debt	455,784	488,234
Income taxes payable	7,415	11,380
	1,511,627	1,404,492
Long-term debt, net of current portion	1,244,440	1,193,135
Pension and other postretirement benefits	171,518	304,798
Deferred income taxes and other	439,146	408,159
Total equity	1,910,528	1,815,705
	$5,277,259	$5,126,289

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, non-operating pension costs, environmental charges, acquisition/divestiture-related costs, gains and losses on dispositions of businesses, excess insurance recoveries, certain income tax related events and other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 14
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. First-quarter and full-year 2021 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 15

		Non-GAAP Adjustments
Three Months Ended December 31, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	$17,230	$85,947	$3,613	$19,190	$125,980
Non-operating pension costs	7,510	—	—	(7,510)	—
Interest expense, net	18,759	—	—	—	18,759
(Loss)/Income before income taxes	(9,039)	85,947	3,613	26,700	107,221
Provision for income taxes	3,693	17,847	901	2,788	25,229
(Loss)/Income before equity in earnings of affiliates	(12,732)	68,100	2,712	23,912	81,992
Equity in earnings of affiliates, net of taxes	1,449	—	—	—	1,449
Net (loss)/income	(11,283)	68,100	2,712	23,912	83,441
Net (income) attributable to noncontrolling interests	(359)	(34)	—	—	(393)
Net (loss)/income attributable to Sonoco	$(11,642)	$68,066	$2,712	$23,912	$83,048

Per Diluted Share*	$(0.12)	$0.67	$0.03	$0.24	$0.82
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended December 31, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	81,878	29,238	2,914	—	114,030
Non-operating pension costs	5,912	—	—	(5,912)	—
Interest expense, net	15,510	—	—	—	15,510
Income before income taxes	60,456	29,238	2,914	5,912	98,520
Provision for income taxes	16,056	7,770	115	(1,120)	22,821
Income before equity in earnings of affiliates	44,400	21,468	2,799	7,032	75,699
Equity in earnings of affiliates, net of taxes	931	—	—	—	931
Net income	45,331	21,468	2,799	7,032	76,630
Net (income) attributable to noncontrolling interests	(432)	207	—	—	(225)
Net income attributable to Sonoco	$44,899	$21,675	$2,799	$7,032	$76,405

Per Diluted Share*	$0.44	$0.21	$0.03	$0.07	$0.75
*Due to rounding individual items may not sum across

(1)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Additionally, 2020 includes net asset impairment charges totaling $74,878 mostly related to the Company's perimeter-of-store thermoforming operation. Similarly, 2019 includes asset impairment charges totaling $18,397 mostly related to specific product lines that were taken when the Company determined that the book value of the assets related to these specific products were greater than their expected discounted future cash flows related to the assets.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Includes the pre-tax loss on the divestiture of the Company's contract packaging business in Europe of $14,516 as well as non-operating pension expenses.

(4) Primarily non-operating pension expense.

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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 16

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	357,804	145,580	4,671	18,934	526,989
Non-operating pension costs	30,142	—	—	(30,142)	—
Interest expense, net	72,070	—	—	—	72,070
Income before income taxes	255,592	145,580	4,671	49,076	454,919
Provision for income taxes	53,030	32,868	1,236	27,126	114,260
Income before equity in earnings of affiliates	202,562	112,712	3,435	21,950	340,659
Equity in earnings of affiliates, net of taxes	4,679	—	—	—	4,679
Net income	207,241	112,712	3,435	21,950	345,338
Net (income) attributable to noncontrolling interests	222	(60)	—	—	162
Net income attributable to Sonoco	$207,463	$112,652	$3,435	$21,950	$345,500

Per Diluted Share*	$2.05	$1.11	$0.03	$0.22	$3.41

*Due to rounding individual items may not sum across		Non-GAAP Adjustments
Twelve Months Ended December 31, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	467,082	59,880	8,429	(9,999)	525,392
Non-operating pension costs	24,713			(24,713)	—
Interest expense, net	61,603	—	—	—	61,603
Income before income taxes	380,766	59,880	8,429	14,714	463,789
Provision for income taxes	93,269	15,520	1,147	994	110,930
Income before equity in earnings of affiliates	287,497	44,360	7,282	13,720	352,859
Equity in earnings of affiliates, net of taxes	5,171	—	—	—	5,171
Net income	292,668	44,360	7,282	13,720	358,030
Net (income) attributable to noncontrolling interests	(883)	51	—	—	(832)
Net income attributable to Sonoco	$291,785	$44,411	$7,282	$13,720	$357,198

Per Diluted Share*	$2.88	$0.44	$0.07	$0.14	$3.53

*Due to rounding individual items may not sum across
(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Additionally, 2020 includes net asset impairment charges totaling $100,242 mostly related to the Company's perimeter-of-store thermoforming operations. Similarly, 2019 includes asset impairment charges totaling $25,027 mostly related to specific product lines that were taken when the Company determined that the book value of the assets related to these specific products were greater than their expected discounted future cash flows related to the assets.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Includes the pre-tax loss on the divestiture of the Company's contract packaging business in Europe of $14,516 as well as non-operating pension expenses. The tax benefit of $27,126 was driven by the income tax benefit related to the divestiture loss, approximately $17,400.

(4) Primarily the gain related to the release of an environmental reserve and non-operating pension expense.
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Sonoco Reports Fourth-Quarter and Full-Year 2020 Results - Page 17

	Twelve Months Ended
	Actual	Actual
FREE CASH FLOW*	December 31, 2020	December 31, 2019

Net cash provided by operating activities	$705,621	$425,850
Purchase of property, plant and equipment, net	(183,663)	(181,320)
Free Cash Flow Before Dividends	$521,958	$244,530
Cash dividends	(172,626)	(170,253)
Free Cash Flow	$349,332	$74,277

	Twelve Months Ended
	Estimated Low End	Estimated High End
FREE CASH FLOW*	December 31, 2021	December 31, 2021
Net cash provided by operating activities	$570,000	$600,000
Purchase of property, plant and equipment	(300,000)	(300,000)
Free Cash Flow	$270,000	$300,000

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures. In 2020, free cash flow was defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets. Beginning in 2021, the Company defines Free Cash Flow as cash from operating activities less net capital expenditures.

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